Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Ingram Micro Holding Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.01 per share (“Common Stock”). References herein to “we,” “us,” “our” and the “Company” refer to Ingram Micro Holding Corporation, a Delaware corporation.
The following is a description, and is only a summary, of the terms of our Common Stock and is qualified in its entirety by relevant provisions of Delaware General Corporation Law (“DGCL”), and our amended and restated certificate of incorporation, amended and restated bylaws, and Investor Rights Agreement (as defined below), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K, of which this Exhibit is a part.
Authorized Capital Stock
Our authorized capital stock consists of 2,000,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Preferred Stock”).
Common Stock
Voting Rights
Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.
Dividend Rights
Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.
Rights and Preferences
Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.
Fully Paid and Nonassessable
All of our outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of Preferred Stock (including convertible Preferred Stock). Unless required by law or by the New York Stock Exchange, the authorized shares of Preferred Stock will be available for issuance without further action by any investor. Our board of directors has the discretion to determine, with respect to any series of Preferred Stock, the terms and rights of that series, including:
• the designation of the series;

• the number of shares of the series, which our board of directors may, except where otherwise provided in the Preferred Stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then-outstanding);
• whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
• the dates at which dividends, if any, will be payable;
• the redemption rights and price or prices, if any, for shares of the series;
• the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
• the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;
• whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
• restrictions on the issuance of shares of the same series or of any other class or series; and
• the voting rights, if any, of the holders of the series.
We are able to issue a series of Preferred Stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium for their Common Stock over the market price of the Common Stock. In addition, the issuance of Preferred Stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock may have an adverse impact on the market price of our Common Stock.
Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends depends upon, among other things, general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual and tax implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions and subject to the covenants under our Credit Facilities (as defined and described in our Annual Report on Form 10-K, of which this Exhibit is a part), the indenture governing the 2029 Notes (as defined and described in our Annual Report on Form 10-K, of which this Exhibit is a part) and any other future indebtedness or preferred securities we may incur or issue, and such other factors as our board of directors may deem relevant. Our ability to pay dividends is limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness that we or our subsidiaries incur in the future. In addition, because we are a holding company and have no direct operations, we are only able to pay dividends from funds we receive from our subsidiaries.

Nomination Rights of Platinum
Our amended and restated certificate of incorporation and the Investor Rights Agreement, dated as of October 23, 2024 by and between the Company and Imola JV Holdings, L.P. (the “Platinum Stockholder”, and such agreement, the “Investor Rights Agreement”) grant the Platinum Stockholder the right to nominate for election to our board of directors no fewer than that number of directors that would constitute: (i) a majority of the total number of directors so long as the Platinum Stockholder and Platinum Equity, LLC (together with its affiliated investment vehicles, “Platinum”) collectively beneficially own at least 50% of the then-outstanding capital stock of the Company; (ii) 40% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 40% but less than 50% of the then-outstanding capital stock of the Company; (iii) 30% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 30% but less than 40% of the then-outstanding capital stock of the Company; (iv) 20% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 20% but less than 30% of the then-outstanding capital stock of the Company; and (v) 10% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 5% but less than 20% of the then-outstanding capital stock of the Company. For purposes of calculating the number of directors that the Platinum Stockholder is entitled to nominate pursuant to the formula outlined above, any fractional amounts shall automatically be rounded up to the nearest whole number. Unless otherwise agreed by the Platinum Stockholder, for so long as the Platinum Stockholder retains the right to nominate a person to our board of directors, each committee of the board of directors will include at least one of the director candidates designated by the Platinum Stockholder, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules or where the sole purpose of such committee is to address actual or potential conflicts of interest between us and Platinum.
Registration Rights
The following description of the terms of the Investor Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Investor Rights Agreement.
Demand and Short-Form Registration Rights
Platinum may request that we register its registrable securities on one or more occasions in the future, which registrations may be “shelf registrations.”
Piggyback Registration Rights
At any time that we propose to register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”) (other than a registration relating to employee benefit plans, or solely relating to shares to be sold under Rule 145 or a similar provision under the Securities Act), Platinum will be entitled to certain “piggyback” registration rights allowing it to include its registrable securities in such registration.
Expenses of Registration, Restriction and Indemnification
We will pay all registration expenses, including the legal fees of counsel selected by Platinum, under the Investor Rights Agreement. The demand and piggyback registration rights are subject to customary restrictions such as limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Investor Rights Agreement also contains customary indemnification and contribution provisions.
Anti-Takeover Effects of Our Certificate of Incorporation and By-Laws and Provisions of Delaware Law
General
Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Classified Board
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible and with the directors serving three-year terms. As a result, approximately one-third of our board of directors are elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors is fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, provided that, in the event that the number of directors nominated by the Platinum Stockholder is less than the number that the Platinum Stockholder is entitled to nominate under our amended and restated certificate of incorporation or the Investor Rights Agreement and there are no vacancies on our board of directors, then, upon our receipt of a written request of Platinum, the size of our board shall be increased automatically such that Platinum shall have the right, at any time, to nominate any such additional nominees under our amended and restated certificate of incorporation.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that from and after the time Platinum and its affiliates cease to beneficially own, in the aggregate, at least a majority of the voting power of our outstanding Common Stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 and 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Subject to the rights granted to Platinum under our amended and restated certificate of incorporation and the Investor Rights Agreement, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. In the event that (i) a vacancy is created at any time by the death, resignation, removal (with or without cause) or by any other cause of a Platinum Stockholder nominee and (ii) the number of directors nominated by the Platinum Stockholder is less than the number that the Platinum Stockholder is entitled to nominate under our amended and restated certificate of incorporation and the Investor Rights Agreement, then such vacancy may be filled only by the Platinum Stockholder unless otherwise agreed by the Platinum Stockholder.
Advance Notice for Raising Business or Making Nominations at Meetings
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These notice requirements do not limit Platinum or its affiliates’ rights under our amended and restated certificate of incorporation or the Investor Rights Agreement. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Actions by Written Consent; Special Meetings of Stockholders
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action to be so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent once Platinum and its affiliates beneficially own, in the aggregate, less than a majority of the voting power of all outstanding shares of our Common Stock.

Our amended and restated certificate of incorporation also provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairperson of the board of directors; provided, however, that Platinum and its affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least a majority of the voting power of all outstanding shares of our Common Stock. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.
Amendments to the Company’s Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our amended and restated certificate of incorporation provides that once Platinum and its affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:
• the provision requiring a 66 and 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;
• the provisions providing for a classified board of directors (the election and term of our directors);
• the provisions regarding resignation and removal of directors;
• the provisions regarding entering into business combinations with interested stockholders;
• the provisions regarding stockholder action by written consent;
• the provisions regarding calling special meetings of stockholders;
• the provisions regarding filling vacancies on our board of directors and newly created directorships;
• the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
• the provisions regarding competition and corporate opportunities; and
• the amendment provision requiring that the above provisions may be amended only with a 66 and 2/3% supermajority vote.
In addition, our amended and restated certificate of incorporation may not be amended, altered or repealed without the prior written consent of Platinum if such amendment, alteration or repeal would adversely affect the rights of Platinum under our amended and restated certificate of incorporation.
The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements make it more difficult for our existing stockholders to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Jurisdiction of Certain Actions
Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of any fiduciary duty owed by, or other wrongdoing by, any director, officer, or other employee of the Company to the Company or our stockholders, creditors, or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) action asserting a claim against the Company or any director, officer, or other employee of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation, or our amended and restated bylaws, (iv) action to interpret, apply, enforce, or determine the validity of the amended and restated certificate of incorporation, (v) action asserting a claim against the Company or any director, officer, or other employee of the Company governed by the internal affairs doctrine or (vi) any other action asserting an “internal corporate claim”, as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules, and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. For more information on the risks associated with our choice of forum provision, our amended and restated certificate of incorporation contains exclusive forum provisions for certain stockholder litigation matters, which would limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, associates, or stockholders.”
Business Combinations
We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
• before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
• at or after the time that the stockholder became an interested stockholder, the business combination was approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that was not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.
We opt out of Section 203; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
• prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
• at or subsequent to that time, the business combination was approved by our board of directors and by the affirmative vote of holders of at least 66 and 2/3% of our outstanding voting stock that was not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation provides that Platinum and its affiliates, any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Limitations on Liability of Directors and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or certain officers to the corporation and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors and certain officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate (1) our rights, and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director and (2) our rights to recover monetary damages from certain officers for breach of fiduciary duty as an officer. However, exculpation does not apply to (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director or officer for any transaction from which the director or officer derived an improper personal benefit, (4) a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (5) an officer in any action by or in the right of the corporation.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain associates for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Corporate Opportunity
Delaware law permits corporations to adopt provisions renouncing any expectancy in or right to be offered an opportunity to participate in certain transactions or matters that may be investment, corporate, or business opportunities and that are presented to a corporation or its officers, directors, or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries’ associates. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, Platinum or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates do not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Platinum or any of its affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock are Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”). Computershare’s address is 150 Royall Street, Canton, Massachusetts 02021.
Exchange Listing
Our Common Stock is listed on the New York Stock Exchange under the symbol “INGM.”